Exhibit 99.1

News Announcement	For Immediate Release

Contact:
Cy Talbot	Joseph Jaffoni, Carol Young
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
619/683-9830	212/835-8500 or mcz@jcir.com

Mad Catz Negotiates Early Termination of Purchase Commitment

SAN DIEGO, California – December 9, 2005 – Mad Catz Interactive, Inc., (AMEX/TSE:MCZ) (“the Company”), a leading worldwide third party video game accessory provider, today announced that it had entered into an agreement with Fire International, Ltd. (“Fire”) whereby the Company will pay Fire $2.0 million to satisfy all of its remaining minimum purchase obligations related to a five-year supply agreement that extended through March 31, 2008. Mad Catz believes the $2.0 million payment substantially reduces the potential cash outlay it would have been liable for under the minimum purchase requirements of the supply agreement.

Darren Richardson, President and CEO commented, “Fire has been very effective in providing game enhancement technology to Mad Catz that has been successfully marketed in our GameShark game enhancement software products and offerings for almost three years. The GameShark acquisition has been a strategic success for Mad Catz, providing an important entrance into software publishing while serving to further diversify our revenue sources. By eliminating the minimum purchase requirements we maintain access to Fire’s intellectual property and technology development on a non-exclusive basis while eliminating the uncertainty inherent in a currently declining market. Mad Catz remains committed to simultaneously serving the current and next generation console community with a full range of accessories and publishing select video game software while also seeking new revenue streams to leverage our existing infrastructure and further diversify our business.”

In January 2003, Mad Catz acquired the GameShark brand and its associated intellectual property, including the GameShark related websites for approximately $5.0 million. GameShark has been a leading provider of video game enhancement software that enables players to access secret codes, short cuts, hints and enhancements incorporated by video game publishers into their game offerings. After completing the GameShark acquisition, Mad Catz entered into a five-year supply agreement with Fire whereby Mad Catz secured exclusive North American rights, as well as non-exclusive rights in many other countries, to Fire’s video game enhancement technology. As previously disclosed, the agreement specified that Mad Catz was required to purchase a minimum of $5.0 million of Fire products each fiscal year, through March 31, 2008. If Mad Catz did not meet this sales volume during a particular year, it was required to pay Fire an amount equal to 40% of the unfulfilled minimum purchase amount, up to a maximum potential payment of $2.0 million per year. Mad Catz met the minimum purchase requirement during the fiscal year ended March 31, 2004.

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Mad Catz Interactive, 12/9/05	page 2

During the fiscal year ended March 31, 2005, the Company did not purchase the minimum $5.0 million of product and on February 1, 2005, Mad Catz entered into an agreement with Fire providing that the minimum purchase requirement for the period from April 1, 2004 until March 31, 2005 would be waived for that year, deferred, and combined with the minimum guarantee for the period from April 1, 2005 through March 31, 2006 for a total purchase obligation of $10.0 million. In addition, the minimum purchase guarantee through March 31, 2008 of $5.0 million each year would have remained in effect. The agreement announced today effectively eliminates any future purchase commitments with regard to the five-year agreement with Fire.

About Mad Catz Interactive, Inc.

Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry. Mad Catz designs and markets a full range of accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.

Safe Harbor for Forward Looking Statements:

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

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